Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated January 6, 2014, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Coleman Cable, Inc.

at

$26.25 Net Per Share

by

Cubs Acquisition Corporation,

a wholly-owned subsidiary of

Southwire Company

Cubs Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Southwire Company (“Parent”), a Delaware corporation, hereby offers to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Coleman Cable, Inc., a Delaware corporation (the “Company”), at a price of $26.25 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (such amount per Share, or any different amount per Share that may be paid pursuant to the Offer (as defined below) in accordance with the terms of the Merger Agreement (as defined below), the “Per Share Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 6, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other institution should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 3, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 3, 2014), UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), and each outstanding Share (other than (i) Shares owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) with respect to such Shares) will at the effective time of the Merger be converted into the right to receive the Per Share Amount. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to 12:00 midnight, New York City time, on February 3, 2014 (one minute after 11:59 P.M., New York City time, on February 3, 2014) (the “Expiration Time,” unless the period during which the Offer is open is extended in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), that number of Shares that represents at least a majority of the outstanding shares of common stock on a fully diluted basis as of the scheduled Expiration Time (assuming the issuance of all shares of common stock of the Company issuable upon the exercise of all outstanding options and other rights to purchase shares of common stock of the Company) (the “Minimum Condition”), (b) the completion of the twenty (20) consecutive business day marketing period for the debt financing for the Offer and the Merger, (c) the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (d) there not being enacted, issued, promulgated, enforced or entered any law, order, judgment, injunction or decree (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction, that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger. The Offer is not subject to any financing condition.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

On December 20, 2013, after careful consideration, the board of directors of the Company (the “Board”) unanimously (i) approved and declared advisable the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders (other than Parent and its subsidiaries) and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares into the Offer, and, to the extent required by applicable law, adopt the Merger Agreement.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the acquisition of ownership by Purchaser of one share more than 50% of the number of Shares that are then issued and outstanding, and if the Merger is so effected pursuant to Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. However, if the Merger is not eligible to be effected pursuant to Section 251(h) of the DGCL, and if Purchaser does not acquire at least 90% of the Shares on a fully-diluted basis in the Offer (which would permit the Merger to be completed without a vote of the stockholders of the Company pursuant to Section 253 of the DGCL), then under the Merger Agreement the Company has granted to Purchaser an irrevocable right (the “Top-Up”), exercisable only once and only upon the terms and subject to the conditions set forth in the Merger Agreement, and only for so long as the Merger Agreement has not been terminated, to purchase at a price per share equal to the Per Share Amount that number of authorized but unissued shares of common stock of the Company equal to the lowest number of shares of common stock of the Company that, when issued and added to the number of Shares owned by Parent and its affiliates at the time of such exercise, shall constitute one share of common stock of the Company more than the number of Shares necessary for Purchaser to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of the DGCL.

The Top–Up is intended to expedite the timing of the completion of the Merger in the event the Merger is not eligible to be effected pursuant to Section 251(h) of the DGCL by permitting Purchaser to effect a “short–form” merger without a vote of the stockholders of the Company pursuant to Section 253 of the DGCL at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer. Upon the terms and subject to the conditions set forth in the Merger Agreement, in the event that, following consummation of the Offer and the exercise of the Top-Up, the adoption of the Merger Agreement by the stockholders of the Company is not required by applicable law in order to consummate the Merger, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer in accordance with applicable Delaware law without convening a meeting of the stockholders of the Company.

In the event the Merger is not eligible to be effected pursuant to Section 251(h) of the DGCL and Purchaser would not own at least 90% of the Shares then outstanding pursuant to the exercise in full of the Top-Up, Purchaser may, in its sole discretion, commence a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may extend any such subsequent offering period at any time and from time to time thereafter.

Subject to the provisions of the Merger Agreement and applicable law, Purchaser expressly reserves the right from time to time in its sole discretion to waive any Tender Offer Condition (as described in the Offer to Purchase) or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser will not, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition, (iv) amend, modify or supplement any of the other Tender Offer Conditions in a manner that is, or would reasonably be expected to be, adverse to the Company’s stockholders, (v) impose additional conditions to the Offer, (vi) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement or (vii) amend, modify or supplement any other term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the Company’s stockholders.

Purchaser will extend the Offer for any period required by applicable United States federal securities laws, rules and regulations and the interpretations and positions of the Securities and Exchange Commission and its staff with respect thereto, the rules and regulations of the NASDAQ Stock Market applicable to the Offer or any other governmental entity. If at any scheduled Expiration Time the conditions to the Offer have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time of Purchaser’s acceptance for payment of tendered Shares (the “Acceptance Time”)), Purchaser will extend the Offer and the Expiration Time to a date that is not more than ten (10) business days after such previously scheduled Expiration Time. However, if, as of the then scheduled Expiration Time, the sole unsatisfied condition to the Offer (other than those conditions that by their nature are to be satisfied at the Acceptance Time) is the Minimum Condition, unless otherwise mutually agreed in writing between the Company and Parent, Purchaser will (and will only be permitted to) extend the Offer for a single period equal to the shorter of (A) twenty (20) business days and (B) the number of business days remaining prior to April 20, 2014 (such date, as it may be extended pursuant to the terms of the Merger Agreement, the “Termination Date”). Purchaser will not be required to extend the Offer and the Expiration Time to a date later than the Termination Date.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Upon the terms and subject to the conditions to the Offer, following the Expiration Time Purchaser will promptly accept for payment and promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time pursuant to the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Per Share Amount therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Per Share Amount for Shares be paid to the stockholders, regardless of any delay in payment for such Shares. In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless previously accepted for payment pursuant to the Offer as provided therein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of the Offer to Purchase. Thereafter, except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer to Purchase are irrevocable.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at one of its addresses listed on the back cover page of the Offer to Purchase prior to the expiration of the Offer. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such Shares have been tendered for the account of an eligible institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares. All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in the Offer to Purchase.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

January 6, 2014